Exhibit (k)(2)

Form of Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of April 17, 2020 (the “Effective Date”) by and among:

1.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”), DST Asset Manager Solutions, Inc., a company incorporated in the Commonwealth of Massachusetts (“SS&C DST”); ALPS Fund Services, Inc., a company incorporated in the State of Colorado (“SS&C ALPS”, and, collectively with SS&C Tech and SS&C DST, “SS&C”); and

2.	Each of the investment vehicles listed in Schedule C (each, a “Fund” and collectively, the “Funds”). Funds and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)	“Accounts and Records” means the accounts and records of the Fund, but excluding SS&C Property.

(b)	“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(c)	“Adviser” means Pomona Management LLC, which serves as investment adviser and administrator to the Fund.

(d)	“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(e)	“Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(f)	“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(g)	“Client Data” means all data of Fund, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(h)	“Confidential Information” means (i) non-public information concerning any Party, its affiliates, and their respective businesses, products, processes, and services, including technical, marketing, agent, customer, financial, personnel, and planning information; (ii) PII; (iii) trade secrets; and (iv) any other information that is marked confidential or which, under the circumstances surrounding disclosure, the Non-Disclosing Party should know is treated as confidential by the Disclosing Party. Except with respect to PII, which will be treated as Confidential Information under all circumstances, Confidential Information will not include (A) information lawfully obtained or developed by a Party independently of another Party’s Confidential Information and without breach of any obligation of confidentiality, (B) information that enters the public domain without breach of this Agreement by the receiving Party, (C) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (D) is generally known by Persons in the technology, securities, or financial services industries. All Confidential Information will remain the property of the Party to which it relates.

(i)	“Data Supplier” means a supplier of Market Data.

(j)	“Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, administration agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(k)	“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l)	“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(m)	“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n)	“Management” means the officers of Fund and such other Persons as are duly authorized to provide instructions on behalf of the Fund in connection with this Agreement.

(o)	“Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(p)	“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(q)	“PII” means any information or data that (i) identifies an individual, including by name, signature, address, telephone number or other unique identifier, (ii) can be used to identify or authenticate an individual, including passwords, PINs, biometric data, unique identification numbers (e.g., Social Security numbers), answers to security questions or other personal identifiers, (iii) is “non-public personal information” as defined in the Gramm-Leach-Bliley Act 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103, (iv) is an account number or credit card number or debit card number, in combination with any required security code, access code, or password, that would permit access to an individual’s financial account or (v) is “Personal Information” as defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5).

(r)	“Services” means the services listed in Schedule A.

(s)	“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(t)	“SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(u)	“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.	Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.	Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.	Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.	Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for each Fund, as applicable. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of a Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.	Each Fund agrees to pay, the fees, charges and expenses set forth in and subject to the terms of this Agreement set forth in Schedule B with respect to any Services provided to such Fund.

2.3.	In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) the compensation of such Persons shall be paid by and be the sole responsibility of SS&C, and the Fund shall bear no cost or obligation with respect thereto, (ii) such delegation shall not relieve SS&C of its duties and obligations hereunder (and, if applicable, under GDPR or other applicable Law), (iii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C as specified herein or as otherwise imposed by applicable Law, and (iv) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

3.	Fund Responsibilities

3.1.	The management and control of Fund is vested exclusively in Fund’s board of trustees (the “Board”) and, as delegated by the Board, Management, subject to the terms and provisions of Fund’s Governing Documents. Management and the Adviser is empowered by the Fund to perform all management functions relating to the operation of Fund as it relates to the Services, and Management shall authorize all transactions. Without limiting the foregoing, Management shall:

(a)	Designate properly qualified individuals or entities to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)	Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)	Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)	Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.	The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.	Each Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify SS&C of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.	In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Except as otherwise may be provided in an agreement with the applicable Data Supplier, Market Data may: (i) only be used by Fund and in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, a Data Supplier shall not be liable to Fund or any other Person for any Losses with respect to (i) Market Data, (ii) reliance by SS&C Associates or Fund on Market Data or (iii) the provision of Market Data in connection with this Agreement.

3.5.	Fund shall deliver, and make reasonable best efforts that its agents, prime brokers, counterparties, brokers, advisors, clearing agents, and any other Persons acting on its behalf promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents, including any agreement between Adviser and Fund, and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.	Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information, including Market Data, and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability. At any time SS&C may submit an inquiry or request to any Authorized Person (as defined in Schedule A), and may with the approval of a Fund officer consult with legal counsel for the Fund, or if the Fund fails to respond to the reasonable request for instructions from SS&C in a reasonable period of time, then SS&C’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the Services and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by SS&C under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, SS&C shall have no obligation to continue to provide such services after it has asked Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and SS&C shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. SS&C will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

3.7.	All obligations and liabilities of each Fund shall be several and not joint.

4.	Term

4.1.	The initial term of this Agreement will be from the Effective Date through December 31, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C or a Fund provides the other Parties with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.	SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)	The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)	The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action involving fraud or criminal activities that are reasonably likely to cause the other Party reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event, and such terminating

Party shall (i) be entitled to terminate this Agreement without penalty, without default and without payment of any liquidated damages and (ii) not be required to pay any remaining fees through the end of the Term.

5.2.	If more than one Fund is subject to this Agreement:

(a)	This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)	Each Fund is authorized to terminate this Agreement with respect to such Fund and to enter into the termination-related agreements and amendments on behalf of any such Fund contemplated by Section 5.3, in each case without any further action of such terminated Fund or any other Fund.

5.3.	Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data and the Accounts and Records to the applicable Fund to which the Client Data relates, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term In the event that any Fund wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4.	Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for any Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.	Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except the Person being added as a Party.

6.	Limitation of Liability and Indemnification

6.1.	Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Fund for any action or inaction of any SS&C Associate except to the extent of direct Losses to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except with respect to all amounts payable by Fund as part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Each Fund, severally and not jointly, to the extent of any Losses suffered, incurred or paid as a result of any Third Party Claim or Claim among the Parties shall indemnify, defend and hold harmless SS&C Associates from and against such Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any such Third Party Claim or Claim among the Parties, except to the extent that such Losses result solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. The maximum amount of cumulative liability of SS&C Associates to all Funds and Management for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Fund to SS&C under this Agreement for the most recent 48 months immediately preceding the date of the event giving rise to the Claim or, if the Agreement had been effective for less than 48 months, the average monthly fees payable since the Effective Date times 48.

6.2.	With the exception of Market Data, SS&C shall indemnify, defend, and hold harmless Fund and Adviser and its Affiliates from and against Losses (including reasonable legal fees and costs to enforce this provision) that

Fund and Adviser or its Affiliates suffer, incur, or pay as a result of any Third Party Claim that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to the extent such infringement is a result of or arises out of: (i) improper use of the Services or any SS&C Property by Fund or Adviser or its Affiliates, (ii) modifications to the Services or SS&C Property made by Fund or Adviser or its Affiliates not previously authorized in writing by SS&C, (iii) Fund or Adviser or its Affiliates not complying with instructions or designs required by SS&C, (iv) use of the Services or SS&C Property by Fund or Adviser or its Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C Property by Fund or Adviser or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, SS&C. SS&C may discharge its indemnity obligation by, at its sole option and expense, (a) procure any right to allow Fund or Adviser to continue to receive the infringing part of the Services, (b) modify, amend or replace the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminate the infringing part of the Services, provided that SS&C shall in such case refund any fees paid in advance with respect thereto.

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)	It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)	Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)	It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)	The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.	Fund represents and warrants to SS&C that Management has actual authority to provide instructions and directions on behalf of Fund and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof.

7.3.	Each Fund represents and warrants to SS&C that (i) it is a Delaware statutory trust and is registered with the U.S. Securities and Exchange Commission (“SEC”) as a closed-end management investment company; (ii) it is empowered under applicable Law and by its Governing Documents (which may include its certificate of trust and declaration of trust (or other such similar documents as may be applicable) to enter into and perform this Agreement; (iii) the board, and authorized Fund governing body, has duly authorized it to enter into and perform this Agreement; and (iv) it will promptly notify SS&C of any material Action against it that would reasonably be expected to impact the Fund and the Services.

7.4.	SS&C represents and warrants that it has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations as provided in this Agreement.

7.5.	SS&C represents and warrants that it shall maintain appropriate errors and omissions liability insurance and cybersecurity insurance policies.

7.6.	SS&C represents and warrants to each Fund that it has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide each Fund with a summary of its business continuity policies and will test its business continuity procedures at least annually.

7.7.	SS&C represents and warrants to each Fund that, at SS&C’s cost and expense, it will annually engage a third-party internationally recognized auditor to conduct an SAS-70 or SSAE 18 (as applicable) with respect to the Services, and provide relevant Service Organization Control (“SOC”) audit reports (a SOC-1 Type II for datacenters or SOC-2 Type 2 for other facilities). At the request of Fund or Management, on an annual basis and subject to customary written disclaimers and indemnities to the extent required by the audit firms that prepare such reports, SS&C shall provide each Fund with a copy of such report to the extent related to the provision or receipt of the Services. Upon Fund or Management written request, SS&C shall respond to Fund as soon as reasonably practicable after inquiries with respect to any material weakness or deficiency that is identified in connection with the reports.

8.	Client Data

8.1.	Each Fund (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and any Fund or Management, all Client Data shall remain the property of the applicable Fund or Management entity to which such Client Data relates. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 12.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.	SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

8.3.	SS&C will only dispose of Client Data at the request of the relevant Fund and only in compliance with applicable Law.

8.4.	Upon at least 30 days’ written notice from a Fund to SS&C, a Fund, through its officers or agents or those of its Affiliates (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over the Fund (each, a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). A Fund shall to the best of its ability accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:

(a)	Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b)	Pay SS&C’s reasonable costs, including staff time at standard rates.

(c)	Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d)	Ensure that all Reviewers agree in writing to confidentiality obligations substantially similar to, and no less protective than, those set forth in this Agreement (which Fund shall provide to SS&C upon request).

(e)	Except for mandatory Reviews by Government Authorities, be limited to one (1) Review per calendar year.

9.	Data Protection

9.1.	From time to time and in connection with the Services, SS&C may obtain access to certain PII from Fund, Adviser or from Fund investors and prospective investors. PII relating to Fund, Adviser and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by SS&C or its agents. Each Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.2	Without prejudice to SS&C’s obligations under Section 9.1, SS&C DST will:

(a)	Implement and maintain reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission or storage of Client Data, (ii) installation and maintenance of firewalls configured to protect Client Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (v) tracking and monitoring access to network resources and Confidential Information, (vi) control access to physical hardware that contains Confidential Information, (vii)

distributed denial of service mitigation services, (viii) a reasonable program for disposal of documents and media containing Client Personal Data and Confidential Information, (ix) procedures for the maintenance of Client Data, and (x) limiting access and possession of PII to only those SS&C DST Associates whose responsibilities under this Agreement reasonably require such access or possession.

(b)	Have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a third party at least annually and the measures described shall meet or exceed the requirements of all US Federal and State Laws relating to personal information security applicable to SS&C DST.

(c)	Subject to other provisions of this Agreement, and any laws or regulations applicable to SS&C DST, comply with reasonable instructions of Fund to return or destroy any PII.

9.3.	Without prejudice to SS&C’s obligations under Section 9.1, SS&C will promptly investigate material incidents of unauthorized access to or loss of Fund and Management personal information and Confidential Information maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law , notify Management as soon as reasonably practicable following any Data Breach. Fund and Management are responsible for making notifications related to a Data Breach that are required by applicable Law, and SS&C shall take any steps reasonably requested by Fund or Management to comply with any notification or other obligations required under such Law. SS&C will work with Fund and Management in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Management the corrective actions. SS&C will reasonably cooperate with Fund and Management in the event of any Governmental Authority inquiry related to or arising out of a Data Breach. Without limiting the foregoing, SS&C shall notify Fund promptly (and in any event no later than two days after receipt) of any communication received from a data subject relating to rights to access, modify or correct his or her PII that is outside of the usual course of the Services, and comply with all reasonable instructions of the Fund before responding to such communications.

9.4	Where relevant to the Services, SS&C shall conduct a website vulnerability assessment (also known as a penetration test or ethical hack) at least annually of applicable web-facing technological infrastructure maintained by SS&C to provide the Services utilizing a certified and industry recognized independent third party. SS&C shall provide Fund or Management with a summary of such testing upon the written request of Fund or Management along with plans for corrective actions for material findings.

9.5	Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Funds, and will make such consolidated data available to clients of the analytics products and services. Each Fund hereby consents to the use by SS&C of Fund Confidential Information (excluding shareholder PII) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided Fund information will be aggregated, anonymized and sometimes enriched with external data sources. SS&C will not disclose Fund Confidential Information (including PII) or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of a Fund or its investors.

10.	[RESERVED]

11.	SS&C Property

11.1.	SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

12.	Confidentiality

12.1.	No Party shall at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section.

12.2.	Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents, investment adviser, administrator, bank or broker, Fund counterparties, legal counsel, auditors, advisors or other service providers (“Fund Representative”), in each case to the extent such Person need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund and Management shall ensure compliance by Fund Representatives with Section 12.1.

(b)	In the case of SS&C, to Fund and Management and each SS&C Associate, Fund Representative, investor, Fund bank or broker, Fund counterparty or agent thereof, or payment infrastructure provider, in each case to the extent such Person needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 12.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

12.3.	Neither Party shall use, process or disclose the other Party’s Confidential Information (including any PII) for any purpose other than to perform its obligations under this Agreement and as specifically permitted under this Agreement or as otherwise instructed in writing from time to time by the other Party or as required by a Fund or Management to perform required operations for the Fund. For the avoidance of doubt, SS&C shall refrain from selling any PII or using PII for any other purpose, including for its own commercial purpose or benefit except as provided in Section 9.6 above. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies, and in all cases such Confidential Information shall remain subject to the provisions hereof.

12.4.	Notwithstanding anything to the contrary in this Agreement, SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

12.5.	Upon the prior written consent of Management or the Fund, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. A Fund or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Adviser is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Neither Fund nor Management shall, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund or its assets, investors or customers.

13.	Notices

Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention:	Chief Operating Officer

General Counsel

E-mail:	SSCGlobeOpNotices@sscinc.com

notices@sscinc.com

If to Fund (to each of):

Pomona Investment Fund

780 Third Avenue, 46th Floor

New York, NY 10017

Attention:	Michael D. Granoff

Joel S. Kress

E-mail:	pifteam@pomonacapital.com

14.	Miscellaneous

14.1.	Accounts and Records. Accounts and Records maintained by SS&C shall be the property of Fund. SS&C shall prepare, maintain and preserve Accounts & Records as required by applicable securities Laws, rules and regulations (including the 1940 Act and Section 17A of the Securities Exchange Act of 1934, as amended, as applicable) or as directed by Management. SS&C shall surrender Accounts & Records to Fund, in the form in which such Accounts & Records have been maintained or preserved, promptly upon receipt of instructions from Fund. Fund shall have access to Accounts & Records at all times during SS&C’s normal business hours. Upon the reasonable request of Fund, copies of any such books and records shall be provided by SS&C to Fund at Fund’s expense. SS&C shall assist Fund and/or Management, Adviser, Fund’s independent auditors, or, upon approval of Fund or Management, any regulatory body, in any requested review of Fund’s Accounts & Records and reports by SS&C or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

14.3.	Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No Party has authority to bind any other Party in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

14.4.	Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by any Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the consent of each Fund, the Funds may terminate this Agreement by written notice within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

14.5.	Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

14.6.	Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

14.7.	Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory other than as otherwise set forth herein.

14.8.	Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the Fund.

14.9.	Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Fund and Management understand that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

14.10.	No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

14.11.	No Solicitation. During the term of this Agreement and for a period of 6 months thereafter, neither Fund nor Adviser will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who works directly with Fund or Adviser without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund or Adviser from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund or Adviser employs or engages any SS&C Associate during the term of this Agreement or the period of 6 months thereafter, such entity shall pay for the reasonable fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

14.12.	No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

14.13.	Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

14.14.	Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund or Management, Fund and Management shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

14.15.	Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

14.16.	Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

14.17.	Certain Third Party Vendors. Other than as otherwise set forth herein, SS&C shall have no duty in connection with and shall not be liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

14.18.	Limitations on Liability. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Funds shall be deemed to relate solely to the particular Fund to which such transaction (including Schedules hereto) relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund except as specifically set forth in Section 6.1 with respect to Funds’ several liability. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

*          *          *

This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc.	Pomona Investment Fund

By:	By:
Name:	Name:
Title:	Title:

DST Asset Manager Solutions, Inc.

By:
Name:
Title:

ALPS Fund Services, Inc.

By:
Name:
Title:

Schedule A
Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“AML” means anti-money laundering and countering the financing of terrorism.

(ii)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of registered investment companies and the related compliance services.

(iii)	“investor” or “securityholder” means an equity owner in Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(iv)	“NAV” means net asset value.

(v)	“Sales Feed” shall mean a data file in industry standard format sent by a third party.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Each Fund and Management acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Each Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by any Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Each Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any material warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Each Fund acknowledges that SS&C may rely on information provided by Adviser, such Fund’s custodian, underlying portfolio funds, and other Fund service providers and SS&C has no responsibility to validate the existence of assets reported by such Fund, Management, such Fund’s custodian or other Fund service provider. Each Fund acknowledges that it is the sole responsibility of such Fund to validate the existence of assets reported to SS&C. SS&C may rely on, and has no duty to investigate the representations of the underlying portfolio funds, any Fund, Management, Adviser, or any Fund’s custodian or other Fund service provider.

5.	Notwithstanding anything in this Agreement to the contrary, SS&C Tech is responsible for providing the Services listed under Section B “Private Equity Fund Accounting and Administration” and Section C “Fund Hub” and will provide all applicable information to SS&C ALPS who is responsible for providing the Services listed under Section D “Registered Fund Services”; and SS&C DST is responsible for providing all other Services.

6.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

Setup/On-Boarding

1.	SS&C shall review each Fund’s governing documents to obtain information regarding accounting and other matters required to perform the Services.

2.	SS&C shall establish a process with Management for communications regarding subscriptions, tender offers, distributions, valuations, deliverables under the Services and any other ad hoc Management, investor or prospective investor request.

3.	SS&C shall create and populate in SS&C’s systems applicable entities, charts of accounts, investors information and servicing details necessary for it to provide the Services.

4.	SS&C’s standard reporting package shall include investor reporting, financial statement templates and management reporting substantially similar or the same as provided by any Fund’s third party service providers as of the date of this Agreement with any custom reporting subject to additional fees.

B.	Private Equity Fund Accounting and Administration

The Services listed in this Section shall not commence with respect to a Fund until the beginning of the calendar quarter next occurring after 90 days’ written notice by Management to SS&C. If these Services do not commence on or before March 31, 2021, SS&C shall have no obligation to perform these Services except as may be agreed with Fund in writing.

1.	Load and reconcile historical data at the time of conversion. Load and reconcile any future data as agreed in writing between SS&C and Fund.

2.	Maintain and develop the chart of accounts with respect to each Fund entity.

3.	Maintain the general ledger, original books of entry, and source journals with respect to each Fund’s financial transactions and investment portfolio.

4.	Prepare and review each Fund’s bank account reconciliations on a weekly basis, with respect to each’s Fund custodial and other financial accounts and investment portfolio.

5.	Record and allocate, as applicable, the following transactions/items: (i) investment transactions (e.g., contributions, distributions, purchases, and sales), (ii) investment portfolio income, expenses, gains, and losses, (iii) fair value adjustments, and (iv) interest and dividend income, as well as reconcile all such activity to reporting provided by Investment Managers for the underlying investment portfolio.

6.	Calculate total return, IRRs and multiples of capital calculations over various periods as directed by a Fund.

7.	Provide Private Equity Portfolio Performance Reporting and Analytics including:

•	Standard Performance IRR’s and Multiples

•	Portfolio level performance reporting

•	Fund level return and exposure analytics (geography, strategy, sector, vintage, type)

•	Look through data tracking and reporting[1]

[1]	SS&C will manage, maintain and reconcile all of a Fund’s investment portfolio data in its systems. Investment tracking incudes static data (e.g., commitment amount, vintage year, strategy, asset class, region, etc.), dynamic data (commitment history, unfunded balance, cost basis, fund size history, etc.) and other Fund/Management-specific user defined fields as agreed in writing between SS&C and each Fund.

•	Data sourced via Investment Manager-provided quarterly statements and audited financial statements

•	Data points tracked and reported at investment fund and portfolio company level (with assistance from Investment Manager, as needed), as agreed in writing between SS&C and each Fund:

o	Strategy/sub-strategy

o	Type

o	Deal name

o	Security type (debt/common/preferred/other) (to be provided to SS&C)

o	GP/Manager

o	Investment name

o	Investment tranche

o	Acquisition date

o	Vintage year

o	Fund ownership percentage

•	Description

•	Sector/Sub Sector

o	Industry

•	Geography

•	Stage

•	Public/Private (including ticker symbols for Publics)

•	Investment Year/Month

•	Investment Manager Cost and FMV

o	Fund Cost and FMV

o	Original Commitment

o	Acquired Commitment (for secondaries investments)

o	Expected unfunded commitment (to be provided to SS&C)

o	Remaining cost

o	Leverage, to the extent reported by the Investment Manager

8.	Document capture[2] and analysis – valuations of underlying investment portfolio (in coordination with Management):

(i)	Manage investment-related cash processing for capital calls and distributions to/from underlying funds and co-investments, as well as direct investments

[2]	Document capture includes quarterly and annual financial statements and partners’ capital statements (PCAPs); valuation, portfolio demographic and similar reports; capital call and distribution notices; tax related documentation (e.g., K-1s, PFICs, and 1099s); and legal and other relevant documents, as agreed in writing between SS&C and each Fund. SS&C will maintain secure, entitlement driven access to such documents, actively track document receipt dates and proactively follow-up for past due documents, and maintain Investment Manager portal user access rights.

(ii)	Capture valuations (e.g., capital account statements and financial statements) provided by underlying portfolio holdings/Investment Managers and reconcile valuations with each Fund’s custodian

(iii)	Track commitments and remaining commitments for the Fundeach Fund’s investment portfolio

(iv)	Prepare roll forwards of investment valuations

(v)	Prepare client-specific adjustments to valuations, based on Client Fund/Management (as applicable) and Valuation Committee (or equivalent) accounting policies and valuation methodologies

(vi)	Participate, when requested, in Fair Value Committee (or equivalent) meetings as a non-voting member

(vii)	Capture support for tax diversification testing

9.	Document capture and analysis -- taxable income from underlying investment portfolio (in coordination with Management):

(i)	Tax related documentation (e.g., K-1s, PFIC statements and 1099s)

(ii)	Analysis of distribution proceeds from underlying investment portfolio

(iii)	Support for annual dividend/tax-basis distribution by any Fund

10.	Prepare monthly work paper packages

11.	Support the annual Fund audit, including establishing timelines for SS&C deliverables, and answering questions as appropriate. Support the production of each Fund’s draft annual and semi-annual financial statements and accompanying materials. Support the timely preparation and production of each Fund’s required reporting obligations on Form N-PORT. Support the preparation of NAVs/NAVs per Share.

(i)	Each Fund shall (a) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes, (for matters such as risk management disclosures), (b) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (c) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (d) approve all information prepared on behalf of such Fund and provided to the auditor.

(ii)	Notwithstanding anything in this Agreement to the contrary, each Fund has ultimate authority over and responsibility for its financial statements.

12.	Provide Management online access to a portal with read-only access to the portfolio accounting modules.

13.	Support investment-related cash processing for capital calls and distributions from underlying funds and co-investments, as well as direct investments.

(i)	For each investment transaction, SS&C shall review the notice for completeness, track the granular detail, including remaining commitment to underlying fund(s), and validate wire instructions. Accounting for capital calls and distributions from fund investments are tracked at the detailed level (capital calls: investment, management fee, operating expense, etc.; distribution: return of capital, return of expenses, income, and/or recallable capital). If components of the notice are not available on the notice, SS&C’s client service team will reach out to the Investment Manager for a breakdown of the transaction, according to an agreed upon communication protocol. SS&C shall track distribution cash flows against received notices and follow up with Investment Managers for missing notices.

(ii)	After each capital call and distribution, SS&C shall monitor and reconcile the applicable Fund’s bank/custodial account on a daily basis and verify that cash has moved appropriately. SS&C shall also reconcile the accounting treatment for each transaction against the custody account. SS&C shall escalate any unresolved issues to the appropriate point of escalation.

C.	FundHub

The Services listed in this Section shall not commence with respect to a Fund until the beginning of the calendar quarter next occurring after 90 days’ written notice by Management to SS&C. If these Services do not commence on or before March 31, 2021, SS&C shall have no obligation to perform these Services except as may be agreed with Fund in writing.

1.	Provide Investment Manager password protected access to the FundHub section of SS&C’s web portal.

2.	Provide access to all standard reporting capabilities within FundHub, including the calculation of both time-weighted and money-weighted returns, multiples and exposure look-though reporting (in those cases where SS&C is able to obtain underlying fund holdings information).

3.	Provide FundHub training and ongoing support to Client users.

D.	Registered Fund Services

The Services listed in this Section shall not commence with respect to a Fund until the beginning of the calendar quarter next occurring after 90 days’ written notice by Management to SS&C. If these Services do not commence on or before March 31, 2021, SS&C shall have no obligation to perform these Services except as may be agreed with Fund in writing.

1.	The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by the applicable Fund of its duties and obligations otherwise contained in this Agreement.:

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing.

(ii)	Prepare Forms N-CEN, N-CSR, N-Q.[3]

(iii)	File Forms N-CEN with the SEC.

(iv)	Host annual audits, to the extent requested by each Fund or Management.

(v)	Prepare required reports for quarterly Board meetings.

(vi)	Monitor expense ratios.

(vii)	Maintain budget vs. actual expenses.

(viii)	Manage each Fund’s invoice approval and bill payment process.

(ix)	Assist with placement of each Fund’s Fidelity Bond (in accordance with applicable Law, including the Investment Company Act of 1940 (the “1940 Act”) with the SEC per Rule 40-17G.

(x)	Coordinate reporting to outside agencies including Morningstar, Refinitiv, RA Stanger, etc.

Fund Accounting

(i)	Prepare Form N-PORT[1] and file with the SEC.

(ii)	Calculate quarterly and other periodic SEC standardized total return performance figures.

(iii)	Calculate quarterly NAVs and annual post-distribution NAVs as required by the Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code.

(iv)	Transmit net asset values per Share to the Investment Manager, NASDAQ, each Fund’s transfer agent & other third parties as required by each Fund.

(v)	Compute yields, expense ratios, portfolio turnover rates, etc.

(vi)	Reconcile cash & investment balances with the custodian.

(vii)	Provide data and reports to support preparation of financial statements and filings.

(viii)	Prepare required Fund Accounting records in accordance with applicable Law, including the 1940 Act.

(ix)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies.

(x)	Participate, when requested, in Pricing Committee and Valuation Committee (or their respective equivalents) meetings as a non-voting member.

Tax Administration

(i)	Perform pre-trade analysis on illiquid investments to maintain regulated investment company status of the fund.

(ii)	Calculate dividend and capital gain distribution rates.

(iii)	Prepare Return of Capital Statement of Position and required tax designations for Annual Report.

(iv)	Prepare and coordinate filing of income and excise tax returns.

(v)	Audit firm to sign all returns as paid preparer.

(vi)	Calculate/monitor book-to-tax differences.

(vii)	Provide quarterly Subchapter M compliance monitoring and reporting, including diversification testing analysis and reporting.

(viii)	Provide tax re-allocation data for shareholder 1099 reporting.

Legal Administration

(i)	Coordinate the tender offer process (as directed, but no more than quarterly)

(a)	Prepare preliminary draft of Schedule TO-I tender offer notices and forms utilizing templates provided by each Fund or Management.

(b)	Circulate drafts of documents to Fund/Management and counsel for revisions, comments and final sign off.

(c)	Upon completion of each tender offer, prepare the initial amendment to Schedule TO-I. Circulate drafts of documents to Fund/Management and counsel for revisions, comments and final sign off.

(d)	Coordinate the printing, mailing and filing process for each item referenced above, as required.

(ii)	Prepare, coordinate review of, and file Forms N-CSR, N-Q13, N-PX, 40-17G with the SEC.

(iii)	Coordinate shareholder proxy filing and mailing process, one time per year.

(iv)	Coordinate annual updates to registration statement, prospectus and statement of additional information (“SAI”) to the extent requested by any Fund or Management.

(v)	Coordinate EDGARization and filing of above-referenced SEC documents.

(vi)	Assist in the preparation, compile and distribute quarterly board meeting materials (electronically).

(vii)	Attend quarterly board and board committee meetings telephonically and prepare initial draft of minutes.

Compliance Administration

(i)	Perform prospectus & SAI, and SEC investment restriction monitoring.

(ii)	Provide warning/Alert notification with supporting documentation.

(iii)	Produce a quarterly standard compliance report;

(iv)	Produce an annual chief compliance officer attestation; and

[13]	The Services will cover the preparation and filing of Form N-Q until this form is replaced by the requirement that the Fund begin to file Form N-PORT, at which point the Services will cover the preparation and filing of Form N-PORT.

(v)	Provide quarterly compliance testing certification to each Fund’s Board of Directors or Trustees.

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided under this Agreement, and shall provide to each Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by such Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by such Fund.

2.	SS&C ALPS agrees to provide portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s prospectus and SAI information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test each Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and the Fund and/or Management. SS&C ALPS will report violations, if any, to Management and the applicable Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. Each Fund and Management agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve such Fund or Management of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of such Fund or Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	Each Fund and Management acknowledge that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by any Fund or such Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund and Management acknowledge that it is the sole responsibility of the Management to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of any Fund, Management, such Fund’s custodian or other Fund service provider.

5.	SS&C ALPS may utilize one or more pricing services, if and only as directed by Management or a Fund, in which case Management or such Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of such. For those securities where prices are not provided by the pricing service(s), Management shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event that Management desires to provide a price that varies from the price provided by the pricing service(s), Management shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Management will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

6.	Transfer Agency and Investor Relations

1.	SS&C DST, utilizing TA2000TM, its computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services:

(i)	Issue (including countersigning), transfer and redeem book entry shares or cancel share certificates as applicable.

(ii)	Maintain securityholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from the Fund, Management, or the

Fund’s distributor, or any other person whom the Fund names in writing to SS&C DST (each such Person, an “Authorized Person”), broker dealers or securityholders.

(iii)	When and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent SS&C DST supports the functionality of the applicable DTCC program (i.e., Networking, Fund Serv, each, the “Program”), SS&C DST will:

(a)	Accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and, banks and other intermediaries which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by SS&C DST.

(b)	Issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants).

(iv)	Provide account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules.

(v)	Maintain securityholder accounts on TA2000 through the Programs.

(vi)	Provide transaction journals.

(vii)	Once annually prepare securityholder meeting lists for use in connection with the security holder meeting and certify a copy of such list.

(viii)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns (e.g., Form 1099) or K-1 data file, as applicable, to each Fund’s vendor of choice.

(ix)	Disburse income dividends and capital gains distributions to securityholders and record reinvestment of dividends and distributions in shares of the Fund.

(x)	Complete Rule 17AD-17 check solicitations pursuant to regulations for uncashed checks.

(xi)	Prepare and provide, in electronic format, to each Fund’s print vendor of choice:

(a)	confirmation forms for securityholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts;

(b)	copies of securityholder statements; and

(c)	securityholder reports and prospectuses.

(xxii)	Provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by any Fund or Management.

(xiii)	Maintain those records necessary to carry out SS&C DST’s duties hereunder, including all information reasonably required by any Fund to account for all transactions on TA2000 in such Fund’s shares.

(xiv)	Calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by such Fund’s managing dealer or distributor or any other Authorized Person from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer.

(xv)	Receive correspondence pertaining to any former, existing or new securityholder account, process such correspondence for proper recordkeeping, and respond promptly to securityholder correspondence.

(xvi)	Complete a basic lost shareholder search once a securityholder has had two returned pieces of mail.

(xvii)	Mail to dealers confirmations of wire order trades.

(xviii)	Process, generally on the date of receipt, purchases, or instructions, as applicable, to settle any mail or wire order purchases received in proper order. Process requests received in proper order for repurchase or tender events in the frequency as set forth in the prospectus or filing, and reject promptly any requests not received in proper order (as defined by an Authorized Person).

(xix)	To the extent Blue Sky filings are required for a Fund, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of such Fund on TA2000.

(xx)	Provide to each Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

2.	For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a Governmental Authority or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C DST, to ensure accuracy. SS&C DST is not responsible in any way for Claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the SS&C DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state). At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the services set forth in this Section E of this Schedule A in connection with transactions to the extent that the processing of such transactions would (i) require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform securityholder servicing agent services, (ii) involve the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) would require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

3.	SS&C DST shall use commercially reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in any Fund’s or Management’s instructions, prospectus or application as amended from time to time, for such Fund provided that (i) SS&C DST is advised in advance by such Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by any Fund or Management requires an enhancement or modification to the TA2000 System or to operations as presently conducted by SS&C DST, SS&C DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C DST’s cost of performing the services required hereunder at the current level of service, SS&C DST shall advise Management of the amount of such increase and if any Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall SS&C DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

4.	Each Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C DST Affiliates to assist with software development and support projects for SS&C DST and/or for such Fund. As part of such support, each Fund acknowledges that such SS&C DST Affiliates may, subject to the requirements of Sections 8, 9, and 11 of this Agreement, access Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.	Management may add new investment programs to the TA2000 System upon at least thirty (30) days’ prior written notice to SS&C DST provided that the requirements of the new programs are generally consistent with services then being provided by SS&C DST under this Agreement. Rates or charges for additional programs shall be as set forth in Schedule B for the remainder of the contract term except as such programs use functions, features or characteristics for which SS&C DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C DST’s then-standard pricing schedule.

6.	The parties agree that – to the extent that SS&C DST provides any Services under this Agreement that relate to compliance by any Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section E.1(viii) – it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to such Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind, and particularly that SS&C DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by such Fund, Management or Authorized Person); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by such Fund, Management or Authorized which among other things identify the specific boxes and lines into which amounts calculated by SS&C DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of such Fund or Management. Each Fund or Management agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the services that are to be provided by SS&C DST under this Agreement that relate to compliance by such Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section E.1(viii)), including promptly providing responses to requests for direction that may be made from time to time by SS&C DST of such Fund in this regard.

7.	Each Fund instructs and authorizes SS&C DST to provide the Services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring such Fund and offered through SS&C DST’s IRA custodial offering where SS&C DST acts as service provider. Each such Fund acknowledges and agrees that as part of such Services, SS&C DST will act as service provider to the custodian for such IRA Accounts.

(i)	Each applicable Fund agrees that SS&C DST will perform the following functions, among others, with respect to the IRA Accounts:

(a)	securityholder recordkeeping;

(b)	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

(c)	receipt of securityholder monies within such Fund’s universal bank account;

(d)	movement of securityholder money to either such Fund or the custodian’s cash positions;

(e)	payment, dividend disbursement and bank account reconciliation;

(f)	preparing, providing in electronic format a file to such Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

(g)	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

(h)	providing reasonable assistance to such Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of SS&C DST for such assistance at its standard rates and fees for personnel then in effect at that time);

(i)	solicitation and processing of securityholder paid custodial fees; and

(j)	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii)	In connection with providing Services for the IRA Accounts, each applicable Fund hereby authorizes SS&C DST, acting as agent for such Fund: (1) to establish in the name of, and to maintain on behalf of, such Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (a “Bank”) into which SS&C DST shall deposit such Fund’s funds SS&C DST receives for payment of dividends, distributions, purchases of such Fund’s shares, redemptions of such Fund’s shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of such Fund and the IRA securityholders provided for in the Agreement; (2) move money to either such Fund or the custodian’s cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement with respect to the IRA Accounts. SS&C DST, acting as agent for each applicable Fund, is also hereby authorized to execute on behalf and in the name of such Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Section. In each of the foregoing situations, SS&C DST shall not be liable for any Losses arising out of or resulting from errors or omissions of the Bank except to the extent that such Losses result from the gross negligence, willful misconduct or fraud of SS&C DST Associates in the performance of SS&C DST’s duties or obligations under this Agreement.

(iii)	Representations, Warranties and Covenants. SS&C DST hereby represents, warrants and covenants that:

(a)	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(b)	Any agreement between SS&C DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to SS&C DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

(c)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with SS&C DST (or otherwise resigns as custodian of the IRA Accounts), SS&C DST shall: (i) provide prompt notice to each applicable Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(d)	SS&C represents and warrants that SS&C DST is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including under Section 17(A)(c) under the 1934 Act, and such registration has not been revoked, suspended or otherwise the subject of any proceeding before the SEC outside of the ordinary course, and SS&C DST shall continue to maintain such registration as a transfer agent during the term of this Agreement. SS&C DST shall promptly notify each Fund in writing in the event of any material change in SS&C DST’s status as a registered transfer agent. Should SS&C DST fail to be registered with the appropriate federal agency as a transfer agent at any time during the term of this Agreement, each Fund may, on written notice to SS&C DST, terminate this Agreement pursuant to Section 5 herein.

(iv)	Investment Authority; No Fiduciary. In no event shall any Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall any Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

8.	If applicable, SS&C DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of any applicable Fund and upon being furnished with a certified copy of a resolution of the board of directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by such Fund.

10.	Fund Obligations.

(i)	Each Fund will promptly provide SS&C DST and SS&C ALPS written notice of any change of Authorized Persons.

(ii)	If at any time a Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of such Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of such Fund’s shares, such Fund or Management will give prompt notice thereof to SS&C DST.

11.	Compliance.

(i)	In connection with performing the Services under this Agreement, SS&C DST is responsible for the requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with SS&C DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by Management, a Fund, such Fund’s distributor or managing dealer, or its or SS&C DST’s respective counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures.

(ii)	SS&C DST shall assist the each Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +TM, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to such Fund and Management. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. SS&C DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C DST shall provide Management, each Fund and such Fund’s distributor or managing dealer with written notice of any such changes.

(iii)	SS&C DST shall perform the procedures set forth in the Compliance + Program, as amended by SS&C DST from time to time, which pertain to SS&C DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in the Agreement, (ii)

implement and maintain internal controls and procedures reasonably necessary to insure that SS&C DST’s employees act in accordance with the Compliance + Program, and (iii) provide Management and each Fund with written notice of any material changes made to the Program as attached hereto.

(iv)	Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any obligations under the enumerated Acts and Regulations that SS&C DST has not agreed to perform on any Fund’s behalf under the Compliance + Program or under the Agreement shall remain such Fund’s sole obligation.

12.	Anti-Money Laundering (“AML”) Services

(a)	Background

(1)	Although the Fund currently is not subject to detailed anti-money laundering (“AML”) program obligations under the USA PATRIOT Act, the Fund has sought to implement appropriate controls reasonably designed to prevent the use of the Fund for money laundering or other illicit purposes. To the extent the other provisions of this Agreement require SS&C DST to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, SS&C DST shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: SS&C DST shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of the SS&C DST’s AML program or by an outside party, for compliance with SS&C DST’s established AML Procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of SS&C DST’s AML Program; and (d) provide ongoing training of SS&C DST’s personnel relating to the prevention of money-laundering activities.

In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), SS&C DST offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorist organizations, including the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals (“SDN”) list (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, SS&C DST may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund has selected various procedures and tools offered by SS&C DST to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to SS&C DST the day-to-day operation of the AML Procedures on behalf of the Fund.

(b)	Delegation

(1)	The Fund acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Fund has determined that the AML Procedures, as part of the Fund’s overall AML program, are reasonably designed to help prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs SS&C DST to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Fund hereby also delegates to SS&C DST the authority to report Suspicious Activity to FinCEN.

(c)	SAR Filing Procedures

(1)	When SS&C DST observes any Suspicious Activity, SS&C DST shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Fund for review. SS&C DST shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both SS&C DST and the Fund. Accordingly, the SAR shall include the name of both SS&C DST and the Fund, and shall be filed as a “joint filing.”

(2)	The Fund shall review the SAR and provide comments, if any, to SS&C DST within a time frame sufficient to permit SS&C DST to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Fund, SS&C DST (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(3)	SS&C DST shall provide to the Fund a copy of each SAR filed, together with supporting documentation. In addition, SS&C DST shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(4)	Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

(d)	Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s or AML responsibilities.

(e)	Reporting. SS&C DST agrees to provide to the Fund: (i) prompt notification of any transaction or combination of transactions that SS&C DST believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list, any Section 314(a) search list, or list referenced in Section 2(h)(i), above ; (iii) any reports received by SS&C DST from any government agency or applicable industry self-regulatory organization pertaining to SS&C DST’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; (v) quarterly reports of its monitoring and verification activities on behalf of the Fund; (vi) all updates to SS&C DST’s AML Procedures; (vii) a summary of the AML training provided for appropriate SS&C DST personnel..

(f)	Inspection. The Fund hereby directs, and SS&C DST agrees to: (1) permit federal regulators access to such information and records maintained by SS&C DST and relating to SS&C DST’s implementation of the AML Procedures on behalf of the Fund, as they may request; and, (2) permit such federal regulators to inspect SS&C DST’s implementation of the AML Procedures on behalf of the Fund.

(g)	Disclosure Obligations Regarding SARs. Neither SS&C DST nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of SS&C DST or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

13.	Bank Accounts.

(i)	SS&C DST, acting as agent for a Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, such Fund, one or more accounts with a Bank that is deemed acceptable in writing by such Fund (an “Approved Bank”) on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks, into which SS&C DST shall deposit the funds SS&C DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate reorganizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of such Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Approved Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under this Agreement. SS&C DST, acting as agent for a Fund, is also hereby authorized to execute on behalf and in the name of such Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Bank, agreements with an Approved Bank for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Approved Bank as if it itself had executed the agreement and SS&C DST shall not be personally liable for any Losses arising out of or resulting from errors or omissions of any Approved Bank except to the extent that such Losses result from the gross negligence, willful misconduct or fraud of SS&C DST Associates in the performance of SS&C DST’s duties or obligations under this Agreement.

(ii)	SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

14.	SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(ii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Schedule B, or as otherwise mutually agreed, a Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

15.	SS&C DST may send periodically to a Fund, or to where designated by the Secretary or an Assistant Secretary of such Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

16.	A Fund or its designated agents other than SS&C DST may assume certain duties and responsibilities of SS&C DST or those services of Agent as those terms are referred to in this Schedule A including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to SS&C DST, preparing and providing in electronic format, to such Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both Parties.

17.	Initially the Fund or its designees shall be responsible for the following: (i) provide timely to SS&C DST prior approval and valuation with respect to each redemption requested by securityholders; (ii) review and provide timely to SS&C DST prior approval of each Exception Service; and (iii) generate certain, but not all, correspondence to securityholders as decided by the Parties in written procedures.

7.	Blue Sky Services

With respect to the Fund listed on Schedule C on the Effective Date and any other Fund with at least 60 days’ prior written notice by a Fund or its agent, with respect to any particular Fund, SS&C DST will provide such with Blue Sky services, which will include the following:

(i)	Prepare and file Initial Notice Filings, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(ii)	Prepare and file the Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(iii)	Prepare and file the Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

(iii)	Conduct daily sales monitoring, including activation and termination of Sales Feeds, processing daily Sales Feeds, and managing Fund code mapping (e.g., annual review, research discrepancies);

(iv)	Provide Sales Feed Consolidation, including linking with each Fund’s omnibus providers and transfer agent to obtain sales data and analyzing Sales Feeds nightly;

(v)	Calculate and invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by such Fund and SS&C DST, including allocating Blue Sky Fees by share class;

(vi)	At the direction of Investment Manager, make payments, at the expense of the Fund, of Notice Filing fees;

(vii)	File the Prospectuses and Statements of Additional Information and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

(viii)	Prepare and file annual reports to the extent required by the applicable laws of the states and territories;

(ix)	Prepare and file all necessary notices to permit the Fund (or class of the Fund, as applicable) that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

(x)	File all correspondence and related documentation so as to provide notice of the Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

(xi)	Advise Management prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

(xii)	Provide Management information regarding sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

(xiii)	Include in sales report filings, all sales reported to SS&C DST via the (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky vendor, or (b) confirmed in writing by Management to be activated, less any exempt sales that the Fund has directed SS&C DST in writing to remove prior to such filing.

(xiv)	At the direction of Management, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xvi)	Conduct annual due diligence reviews;

(xvii)	Provide proactive, customized (limited to reports currently available for distribution) and secure reporting, including monthly reporting and requests for information on specific fund actions (e.g., new funds filings, terminations, mergers), and annual reporting and consultation;

(xviii)	Provide consultative management, including review of Fund accounts to discuss SS&C DST’s Blue Sky Process in detail including state regulatory development review, new fund filing consultation, prospectus configuration changes and associated fees, exemption eligibility and processing review, and Blue Sky budget review and expense budgeting;

(xix)	Provide exemption processing, including processing sales data received from third parties as Blue Sky reportable (i.e., registration fees are paid on sales received); implement suppression when available in SS&C DST’s system where the third party cannot and where repeat sales data is available; and proactively share industry best practices;

(xx)	In the event that SS&C DST becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Management and Management shall instruct SS&C DST with respect to the corrective action to be taken;

(xxi)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

(xxii)	Perform such additional services as SS&C DST and Management may agree upon in writing and added to this Agreement by amendment.

ii.	In connection with the Blue Sky Filing services, Management or a Fund shall:

(i)	Identify the states and territories where the applicable Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C DST’s standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C DST Blue Sky software system;

(v)	Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Facilitate the issuance of a limited power of attorney in favor of SS&C DST in the form set forth in Appendix I to Schedule A to this Agreement in order that SS&C DST may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Fund;

(vii)	To the extent Management is notified by an intermediary of new sales data feeds, notify SS&C DST in writing of any changes to or additions of Blue Sky sales data feeds and work with SS&C DST to facilitate the necessary updates;

(viii)	Serve as liaison with the Fund to facilitate the transmission of wire transfers for payment by the Fund for invoiced state fees as needed; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky sales feed is available for activation.

8.	Connectivity

1.	At a Fund’s direction, SS&C will obtain, on such Fund’s behalf, communication circuits connectivity between a Fund’s locations and the SS&C facility for such Fund to access and utilize the services (the details of such circuit will be outlined in a separately executed Proposal or Statement of Work). In such event, SS&C shall utilize communications network control and monitoring capabilities to assist Fund with the identification and resolution of any problems which appear to be related to the communications circuits obtained by SS&C on a Fund’s behalf and will work with the communications vendor to reasonably resolve such problems. However, in no event shall SS&C be responsible for, and SS&C shall have no liability for, inadequacies or failures to perform related to or arising out of such communications circuits. For such SS&C provided communications, SS&C shall bill to the applicable Fund, as an additional expense, a fee which is made up of (a) an estimated allocation of the costs of the circuit(s) (based on average circuit costs for similar circuits), and related costs and expenses, and (b) an estimated allocation of the costs incurred by SS&C associated with supporting such SS&C provided connectivity, including equipment, network infrastructure, SS&C’s monitoring and problem resolution services described above, support and corporate overhead.

(i)	However, at a Fund’s election, a Fund may obtain for themselves itself the communication circuits connectivity. In such event, the Fund shall be responsible for:

(a)	obtaining, providing and paying for the applicable costs of all communication circuits connectivity between such Fund’s locations and the SS&C facility necessary for such Fund to access and utilize the services;

(b)	the provision of communications network control and monitoring capabilities to identify and to resolve any problems (SS&C shall, as reasonably possible, assist such Fund with the identification and resolution of problems with the Fund provided communication lines, to the extent SS&C has personnel available and free to do so and has access to information necessary to provide such assistance; provided it is such Fund’s obligation to work with the communications vendor to resolve issues); and

(c)	a fee to SS&C (which will be outlined in a separately executed Proposal or Statement of Work) which is an estimated allocation of the costs incurred by SS&C associated with supporting Fund provided connectivity (including internal equipment, monitoring, corporate support, infrastructure and other services) as an additional expense.

9.	Miscellaneous

2.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of any Fund or Management, except that SS&C may enter into a contract on behalf of the Fund with any Approved Bank to the extent necessary to establish an account in the Fund’s name pursuant only to Section 12 within this Schedule A.

(iv)	Is not responsible for determining the valuation of any Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of any Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in any Fund.

(vii)	Is not any Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

ii.	If SS&C allows any Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Each applicable Fund or Management, as applicable, shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by its respective authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by any Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by any Fund or Management shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to each Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Each Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Each Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither any Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to a Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify each Fund and Management as soon as reasonably practicable of such action.

iii.	Notwithstanding anything in this Agreement to the contrary, each Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the applicable Fund and are subject to review and approval by such Fund and such Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

iv.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon a Fund’s agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

v.	Reports and information shall be deemed provided to a Fund if they are made available to such Fund online through SS&C’s portal.

APPENDIX I
TO

SCHEDULE A

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of [     ], 2020, that Pomona Investment Fund (the “Fund”), with principal offices at 780 Third Avenue, 46th Floor, New York, New York 10017, makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (“SS&C DST”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

3.	FILINGS FOR FUND SHARES. The power to submit (i) regulatory filings (in any format accepted); and (ii) checks and ACH payments in the name of the Fund, for the Fund in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of SS&C DST in connection with the filings of the Fund’s shares.

4.	CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Fund solely in connection with regulatory filings for the Fund’s shares with state securities administrators.

5.	AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals authorized by SS&C DST shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by SS&C DST of such termination of authority. Nothing herein shall be construed to constitute the appointment of SS&C DST as or otherwise authorize SS&C DST to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

Pomona Investment Fund

By:
Name:
Title: